PROSPECTUS                 Pricing Supplement No. 2659
Dated January 10, 1995     Dated December 14, 1995
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-55209
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:  December 14, 1995

Settlement Date (Original Issue Date):  December 19, 1995

Maturity Date:  December 21, 1998

Principal Amount (in Specified Currency): US$1,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.25%

Net Proceeds to Issuer:  US$997,500

Interest Rate Per Annum:  5.58%

Interest Payment Date(s):

  X   March 15 and September 15 of each year, commencing on March
15, 1996 (with respect to the period from and including December 19, 1995 to but excluding March 15, 1996) and the Maturity Date (with respect to the period from the including the preceding Interest Payment Date on September 15, 1998 to but excluding the Maturity Date)
  __  Other:

Form of Notes:

  X  DTC registered        __ non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                       (Fixed Rate Notes)
                                               Page 2
                       Pricing Supplement No. 2659
                       Dated December 14, 1995
                       Rule 424(b)(3)-Registration Statement
                           No. 33-55209


Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Plan of Distribution:

  The Notes are being purchased by Goldman, Sachs & Co. (the
"Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.25% of the principal amount of the Notes.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.